Exhibit 4.11

NEWGISTICS, INC.

OMNIBUS AMENDMENT NO. 1 TO

THIRD AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

THIRD AMENDED AND RESTATED CO-SALE AND FIRST REFUSAL AGREEMENT

THIRD AMENDED AND RESTATED VOTING AGREEMENT

THIS OMNIBUS AMENDMENT NO. 1 (this “Amendment Agreement”) is entered into as of April 11, 2003 by and among Newgistics, Inc., a Delaware corporation (the “Company”), certain of the Investors and the Founders set forth on Schedules A and B, respectively, to Third Amended and Restated Investors’ Rights Agreement (the “Investors’ Rights Agreement”), certain of the Investors and the Founders set forth on Schedules A and B, respectively, to Third Amended and Restated Co-Sale and First Refusal Agreement (the “Co-Sale Agreement”) and certain of the Stockholders set forth on Schedules A and B to Third Amended and Restated Voting Agreement (the “Voting Agreement”), each dated as of September 30, 2002. Capitalized terms used herein but not defined herein shall have the respective meanings ascribed to them in the Investors’ Rights Agreement, the Co-Sale Agreement or the Voting Agreement, as applicable.

RECITALS

WHEREAS, the Company desires to sell Units (as defined in the Purchase Agreement) to certain current stockholders of the Company (the “Unit Investors”) on the terms and conditions set forth in the Unit Purchase Agreement dated as of the date hereof (the “Purchase Agreement”);

WHEREAS, the purchase of the Units by the Unit Investors is conditioned upon amendment of the Investors’ Rights Agreement, the Co-Sale Agreement and the Voting Agreement as herein provided; and

WHEREAS, the parties hereto desire to amend the Investors’ Rights Agreement, the Co-Sale Agreement and the Voting Agreement as herein provided to facilitate the sale of Units to the Unit Purchasers.

AGREEMENT

NOW, THEREFORE, pursuant to Section 4.7 of the Investors’ Rights Agreement, Section 4.7 of the Co-Sale Agreement and Section 9(f) of the Voting Agreement, and in consideration of the foregoing premises, the agreements set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:

1. Amendments of Investors’ Rights Agreement.

1.1. Registrable Securities. Section 1.1(f) of the Investors’ Rights Agreement is amended and restated in its entirety to read as follows:

The term “Registrable Securities” means (i) the Common Stock issuable or issued upon conversion of the Series A Preferred Stock, the Series AA Preferred Stock, the Series B Preferred Stock, the Series B-l Preferred Stock, the Series BB-1 Preferred Stock, the Series C Preferred Stock, the Series CC Preferred Stock, the Series D Preferred Stock and the Series E Preferred Stock, or upon exercise of the Series E Warrants (as defined below) or any warrant (each a “Common Warrant”) issued pursuant to the Series B Preferred Stock Purchase Agreement, dated as of July 10, 2001, between the Company and the Investors party thereto, held by any Investor or proper transferee, (ii) the Common Stock issuable upon the exercise of any warrants that may be issued to R. R. Donnelley & Sons Company as set forth in a Co-Marketing Agreement, as amended from time to time, between the Company and R. R. Donnelley & Sons Company, and (iv) any Common Stock of the Company issued as (or issuable upon the conversion or exercise of any warrant, right or other security which is issued as) a dividend or other distribution with respect to, or in exchange for or in replacement of the shares referenced in (i) above, excluding in all cases, however, any Registrable Securities sold by a Holder in a transaction in which his rights under this Section 1 are not assigned.

1.2. Series E Warrants. Section 1.1 of the Investors’ Rights Agreement is amended to incorporate the following as a new Section l.l(i):

“Series E Warrants” shall mean the Warrants to Purchase Shares issued pursuant to the Unit Purchase Agreement dated as of April 11, 2003.

1.3. Limited Rights of First Refusal. Section 2.3 of the Investors’ Rights Agreement is amended and restated in its entirety to read as follows:

If the Company shall issue any equity securities, options therefor or securities convertible or exercisable for equity securities (each an “Equity Security” and together, “Equity Securities”), each Founder, each holder of at least 500,000 shares of Series D Preferred Stock (each a “Series D Holder”) and each Major Stockholder shall be entitled to purchase a portion of such Equity Securities to be issued equal to the aggregate number of such Equity Securities multiplied by a fraction, the numerator of which is the number of shares of Common Stock held by such Founder, Series D Holder or Major Stockholder (assuming full conversion of all outstanding shares of Preferred Stock and full exercise of all Common Warrants and Series E Warrants), and the denominator of which is the aggregate number of shares of Common Stock of the Company then outstanding (assuming full conversion of all outstanding shares of Preferred Stock and full exercise of all Common Warrants and Series E Warrants); provided, that such limited rights of first refusal shall not apply to: (a) issuances of Equity Securities pursuant to the conversion of Preferred Stock of the Company; (b) issuances of Equity Securities to officers, directors or employees of, or consultants to, the Company as compensation for services, directly or pursuant to a stock option plan or a restricted stock purchase plan, in each case as approved by at least two-thirds of all of the members of the Board of Directors, including at least one Austin Ventures Director (as defined in the Third Amended and Restated Voting Agreement, dated as of the date hereof (the “Voting Agreement”}, among the Company and certain stockholders of the Company) and one Series B Director (as defined in the Voting Agreement); (c) issuances of Equity Securities to banks, savings and loan associations, equipment lessors or other similar lending institutions in connection with working capital or other credit facilities or equipment financing to the Company; (d) issuances of Equity Securities as a dividend or distribution on the Preferred Stock or to all stockholders of the Company generally; (e) issuances of Equity Securities in connection with bona fide business or technology acquisitions (or licenses) of, or by, the Company, whether by merger, consolidation, sale of assets, sale or in each case, as approved by the Board of Directors of the Company including at least one Austin Ventures Director and one Series B Director; (f) issuances of Equity Securities pursuant to Section 4 of the Co-Marketing Agreement, as amended from time to time, between the Company and R. R. Donnelley & Sons Company, or upon exercise of any warrants that may be issued to R. R. Donnelley & Sons Company thereunder; (g) issuances of Equity Securities pursuant to the Unit Purchase Agreement, including the issuance of Series E Warrants and Senior Subordinated Promissory Notes (as defined therein) or any Equity Securities issuable upon exercise or conversion thereof; and provided, further, that the number of equity securities issued pursuant to (f) above may not represent, in the aggregate, in excess of 4,000,000 shares of capital stock as determined on a fully diluted basis at any time (as adjusted for any stock splits, stock dividends, recapitalizations, combinations or similar transactions), and the number of shares issued pursuant to (c) and (e) above may not represent, in the aggregate, in excess of 8,500,000 shares of capital stock as determined on a fully diluted basis at any time (as adjusted for any stock splits, stock dividends, recapitalizations, combinations or similar transactions). The price of Equity Securities which a Founder, Series D Holder or Major Stockholder becomes entitled to purchase under this Section 2.3 shall be the same price at which such Equity Securities are offered to others. A Founder, Series D Holder or Major Stockholder may exercise its limited rights of first refusal under this Section 2.3 to purchase Equity Securities by paying the purchase price therefor at the principal office of the Company within 30 days after receipt of notice from the Company stating the number or amount of Equity Securities it intends to issue and the price and characteristics thereof. The Founders, Series D Holders and Major Stockholders shall pay such purchase price in cash or by check; provided, however, that if the Company is indebted to such Founder, Series D Holder or Major Stockholder, the Founder, Series D Holder or Major Stockholder shall be entitled, at its sole option, to credit against the purchase price all or any portion of the Company’s indebtedness to such Founder, Series D Holder or Major Stockholder which is then due (declared but unpaid dividends on the Preferred Stock shall not be deemed to be indebtedness for purposes of such credit). A Founder, Series D Holder or Major Stockholder’s limited rights of first refusal hereunder shall be deemed to be exercised immediately prior to the close of business on the day of payment of the purchase price in accordance with the foregoing provisions, and at such time such Founder, Series D Holder or Major Stockholder shall be treated for all purposes as the record holder of the Equity Securities purchased upon exercise of such limited rights of first refusal. As promptly as practicable (and in any event within ten days) on or after the purchase date, the Company shall issue and deliver at its principal office a certificate or certificates for the number of full shares of Common Stock or the number of full shares or amount, whichever is applicable, of Equity Securities together with cash for any fraction of a share or portion of an Equity Security at the purchase price to which the Founder, Series D Holder or Major Stockholder is entitled hereunder. Each Series D Holder and Major Stockholder shall be entitled to assign its rights to purchase Equity Securities pursuant hereto to any partner or affiliate of such Series D Holder or Major Stockholder, as applicable, including partners and affiliates that are not stockholders of the Company.

1.4. 2000 Stock Option/Stock Issuance Plan. Section 2.4 of the Investors’ Rights Agreement is amended and restated in its entirety to read as follows:

The Company shall not issue (or reserve for issuance) shares of capital stock or rights to acquire capital stock to employees, consultants and directors except for options in respect of 77,585,000 (as adjusted for any stock splits, stock dividends, recapitalizations, combinations, or similar transactions) shares of Common Stock authorized for issuance under the Company’s 2000 Stock Option/Stock Issuance Plan (including all shares of Common Stock previously issued under such plan), unless such issuance is approved by (i) the Board of Directors with the Austin Ventures Director (as defined in the Voting Agreement) concurring, and (ii) the Investors holding at least of two-thirds of the Registrable Securities then held by all of the Investors.

1.5. Sale of Company. Section 3 of the Investors’ Rights Agreement is amended and restated in its entirety to read as follows:

3.1 Sale of the Company. If on any Redemption Date (as defined in the Company’s Fifth Amended and Restated Certificate of Incorporation) the funds of the Company legally available for redemption of Preferred Stock are insufficient to redeem the total number of shares of Preferred Stock to be redeemed on such Redemption Date, the holders of a majority of the then outstanding shares of Preferred Stock may elect, by giving written notice to that effect (a “Sale Notice”) to the Company not later than 90 days following such Redemption Date, to defer any such redemption of shares of Preferred Stock that would otherwise be redeemed on such Redemption Date and to initiate procedures for the Sale of the Company. For purposes hereof, a “Sale of the Company” means either (i) a sale of all issued and outstanding stock of the Company, (ii) a sale of all of the assets and business of the Company and a liquidation of the Company promptly following such sale, or (iii) a merger or consolidation of the Company with or into another entity, in each case for cash or securities. If the Sale Notice is issued, all holders of Preferred Stock shall be deemed to have so deferred and the following procedure shall apply.

3.2 Sale Procedure. The Board of Directors shall, as promptly as practicable, engage a Qualified Investment Banker (as defined below) at the Company’s expense to represent the Company and the stockholders of the Company in connection with the Sale of the Company. The Company, the Founders and the Investors shall use their reasonable best efforts to consummate the Sale of the Company as soon as practicable after receipt of the Sale Notice, but shall not be required to solicit offers for more than six months following the date that the Qualified Investment Banker begins such engagement. Notwithstanding the foregoing sentence, “reasonable best efforts”” shall not be interpreted to require the Founders and the Investors to take any actions other than voting and selling their shares of capital stock of the Company, except as such Founders and Investors may be required to act on behalf of the Company as an officer or director. For purposes hereof, a “Qualified Investment Banker” shall be a nationally recognized investment banking firm selected by a majority of the entire Board of Directors.

3.3 Sale Offers. At such time as the Company suspends its solicitation of offers for the Sale of the Company, it shall give each Investor written notice (an “Offer Notice”) describing each offer (each, a “Sale Offer”) received by the Company, setting forth the name of the proposed purchaser, a description of the consideration to be received upon the sale, the date for closing the sale and the other material terms of the Sale Offer. The holders of a majority of the then outstanding shares of Preferred Stock may select one Sale Offer by giving written notice of such selection to the Company within 30 days following receipt of the Offer Notice.

3.4 Acceptance; Counter Offer. Notice of the Sale Offer selected by the holders of Preferred Stock pursuant to Section 3.3 above shall be given by the Company to each Founder. Within 30 days following receipt of notice of such selection, the Company (or, if the selected Sale Offer is an offer to purchase capital stock of the Company, the Founders) must accept the selected Sale Offer or the Company must make a counter offer (a “Counter Offer”) to purchase all outstanding shares of Preferred Stock on the same terms and conditions set forth in the selected Sale Offer. The Company shall be deemed to have made a Counter Offer if within such 60 day period the Company or Founders holding the required number or percentage of shares of capital stock specified in the selected Sale Offer fail to accept the selected Sale Offer or the Board of Directors or stockholders of the Company fail to take any action required to be taken under the Delaware General Corporation Law or other applicable law to consummate the selected Sale Offer. If the selected Sale Offer is an offer to acquire the assets and business of the Company or for a merger, the Counter Offer shall include an offer to pay each holder of Preferred Stock the aggregate consideration that such holder would receive if there occurred a liquidation of the Company immediately following the closing of the Sale Offer.

3.5 Purchase and Sale. If a Sale Offer is made and no Counter Offer is made, the Company or, if the Sale Offer is to purchase shares of capital stock of the Company, each Founder and Investor, shall sell the assets and business of the Company or shares of capital stock of the Company, as the case may be, on the terms set forth in the Sale Offer. If a Sale Offer is made and a Counter Offer is made by the Company, each holder of Preferred Stock shall sell, and the Company shall purchase, all of the shares of Preferred Stock.

3.6 Voting, Etc. Each Founder and Investor agrees to vote all shares of voting stock held by such Founder and Investor to cause the Company to effect a Sale of the Company pursuant to any Sale Offer accepted by the Company, including, without limitation, voting all shares of voting stock held by such Founder or Investor to approve a sale of assets by the Company followed by the liquidation and dissolution of the Company or to adopt a plan of merger of consolidation by the Company included in the terms of the Sale Offer, and to sell all shares of capital stock of the Company held by such Founder or Investor pursuant to such Sale of the Company.

3.7 Lapse. If all parties to this Agreement have performed their obligations under this Section 3 and if the Sale of the Company is not consummated prior to the expiration of 18 months after the date of the Sale Notice through no fault of the Company, the right herein granted to effect a Sale of the Company and the deferral of redemption rights shall each lapse. Nothing in this Section 3 shall be deemed to prevent the Company from engaging in an initial public offering of its securities during the time a Sale of the Company is being sought.

1.6. Notices. Section 4.5 of the Investors’ Rights Agreement is amended and restated in its entirety to read as follows:.

All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial delivery service, or mailed by registered or certified mail (return receipt requested) or sent via facsimile (with confirmation of receipt) to the parties at the address for such party set forth beneath such party’s name on Schedule A and Schedule B hereto (or at such other address for a party as shall be specified by like notice) and, in the case of the Company:

Newgistics, Inc.

2700 Via Fortuna, Suite 450 (Suite 300 after April 25, 2003)

Austin, Texas 78746

Fax:(512)225-6001

Attn: Chief Executive Officer

with a copy (which shall not constitute notice) to:

Andrews & Kurth L.L.P.

111 Congress Avenue, Suite 1700

Austin, Texas 78701

Fax: (512)320-9292

Attn: Samer M. Zabaneh

1.7. Amendments and Waivers. Section 4.7 of the Investors’ Rights Agreement is amended and restated in its entirety to read as follows:

Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of the Company and the holders of a majority of the then outstanding shares of Preferred Stock (or Common Stock issued upon conversion of any of the foregoing); provided that no amendment or modification shall be effective if it would adversely affect the rights of any Holder or group of Holders in a manner different than the other Holders without the written consent of such Holder or the holders of at least two-thirds of the Registrable Securities held by such group; and provided further, that the grant of subsequent registration rights which are senior or pari passu to the Founders’ rights shall not require consent of the Founders. Any amendment or waiver effected in accordance with this Section shall be binding upon each holder of any Registrable Securities or Founder Registrable Securities then outstanding, each future holder of all such Registrable Securities and Founder Registrable Securities, and the Company.

2. Amendments of Co-Sale Agreement.

2.1. Notices. Section 4.2 of the Co-Sale Agreement is amended and restated in its entirety as follows:

All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial delivery service, or mailed by registered or certified mail (return receipt requested) or sent via facsimile (with confirmation of receipt) to the parties at the address for such party set forth beneath such party’s name on Schedule A hereto (or at such other address for a party as shall be specified by like notice) and, in the case of the Company:

Newgistics, Inc.

2700 Via Fortuna, Suite 450 (Suite 300 after April 25, 2003)

Austin, TX 78746

Fax:(512)225-6001

Attn: Chief Executive Officer

with a copy (which shall not constitute notice) to

Andrews & Kurth L.L.P.

111 Congress Avenue, Suite 1700

Austin, TX 78701

Fax:(512)320-9292

Attn: Samer M. Zabaneh

Notices provided in accordance with this Section 4.2 shall be deemed delivered upon personal delivery, on three business days after deposit in the mail or upon actual receipt by facsimile if received during the recipient’s normal business hours, or at the beginning of the recipient’s next business day after receipt if the facsimile is not received during the recipient’s normal business hours. All notices by facsimile shall be confirmed promptly after transmission in writing by certified mail or personal delivery. Any party may change any address to which notice is to be given to it by giving notice as provided above of such change of address.

2.2. Amendments and Waivers. Section 4.7 of the Co-Sale Agreement is amended and restated in its entirety as follows:

Other than with respect to amendments to Schedule A or Schedule B hereto, any amendment or modification of this Agreement shall be effective only if evidenced by a written instrument executed by (i) the Company, (ii) the holders of at least a majority of the shares of Stock held by all the Founders hereunder and (iii) the holders of a majority of the then outstanding shares of Preferred Stock (or Common Stock issued upon conversion of any of the foregoing), other than in respect of Section 4.1(c), which shall require two-thirds of the holders of such Stock, provided that no amendment or modification shall be effective if it would adversely affect the rights of any Investor or group of Investors in a manner different than the other Investors without the written consent of such Investor or the holders of at least two-thirds of the Stock held by such group. Any waiver hereunder shall be effective only if evidenced by a written instrument executed by the holders of at least a majority of the shares of Stock held by all the Investors or by the holders of a majority of the shares of Common Stock held by all the Founders, as the case may be, whose rights are being waived.

3. Amendments of Voting Agreement.

3.1. Size and Composition of Board of Directors. Section 2(d) of the Voting Agreement is amended and restated in its entirety as follows:

one director (the “StarVest Director”) designated by StarVest Partners, L.P. (“StarVest”), such director initially being Laura B. Sachar.

3.2. Vacancies; Removal. Section 3 of the Voting Agreement is amended and restated in its entirety as follows:

In the event of any vacancy in the Board of Directors, the Stockholders agree to vote all outstanding shares of Stock owned or controlled by them and to otherwise use their best efforts to fill such vacancy so that the Board of Directors of the Company will be comprised of directors designated as provided in Section 2. The Stockholders agree to vote all outstanding shares of Stock owned or controlled by them for the removal of a director whenever (but only whenever) there shall be presented to the Board of Directors the written direction that such director be removed, signed by (i) Austin Ventures, in the case of an Austin Ventures Director, (ii) the holders of a majority of the Common Stock held by Common Stockholders, in the case of a Common Director, (iii) Spiegel, in the case of the Spiegel Director, (iv) Donnelley, in the case of the Donnelley Director, or (v) StarVest, in the case of the StarVest director.

3.3. Notices. Section 9(g) of the Voting Agreement is amended and restated in its entirety as follows:

All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial delivery service, or mailed by registered or certified mail (return receipt requested) or sent via facsimile (with confirmation of receipt) to the parties at the address for such party set forth beneath such party’s name on Schedule A hereto (or at such other address for a party as shall be specified by like notice) and, in the case of the Company:

Newgistics, Inc.

2700 Via Fortuna, Suite 450 (Suite 300 after April 25, 2003)

Austin, TX 78746

Fax:(512)225-6001

Attn: Chief Executive Officer

with a copy (which shall not constitute notice) to

Andrews & Kurth L.L.P.

111 Congress Avenue, Suite 1700

Austin, TX 78701

Fax:(512)320-9292

Attn: Samer M. Zabaneh

Notices provided in accordance with this Section 9(g) shall be deemed delivered upon personal delivery, on three business days after deposit in the mail or upon actual receipt by facsimile if received during the recipient’s normal business hours, or at the beginning of the recipient’s next business day after receipt if the facsimile is not received during the recipient’s normal business hours. All notices by facsimile shall be confirmed promptly after transmission in writing by certified mail or personal delivery. Any party may change any address to which notice is to be given to it by giving notice as provided above of such change of address.

3.4. Drag Along. The Voting Agreement is amended to incorporate the following as a new Section 10:

(a) If, at any time, the Board of Directors and holders of at least a majority of the outstanding shares of Series E Preferred Stock vote or consent to a Sale of the Company (as defined in the Third Amended and Restated Investors’ Rights Agreement dated as of September 30, 2002, as may be amended from time to time) (an “Approved Sale”), all Stockholders shall consent to and raise no objections against the Approved Sale, and if the Approved Sale is structured as (A) a merger, share exchange or consolidation of the Company, or a sale of all or substantially all of the assets of the Company or any other form of corporate reorganization, each Stockholder shall vote all shares of Stock owned or held by such Stockholder in favor of the Approved Sale and shall waive any dissenters rights, appraisal rights or similar rights in connection with such merger, consolidation or sale, or (B) a sale of all or substantially all of the capital stock of the Company, the Stockholders shall agree to sell all shares of Stock which are the subject of the Approved Sale, on the terms and conditions of such Approved Sale. The Stockholders shall take all necessary and desirable actions in connection with the consummation of the Approved Sale, including the execution of such agreements and such instruments and other actions reasonably necessary to (1) provide customary representations, warranties, indemnities, and escrow arrangements relating to such Approved Sale and (2) effectuate the allocation and distribution of the aggregate consideration upon the Approved Sale as set forth in below. The Stockholders shall be permitted to sell their shares of capital stock pursuant to an Approved Sale without complying with the provisions of the Third Amended and Restated Co-Sale and First Refusal Agreement dated as of September 30, 2002, as may be amended from time to time.

(b) The obligations of the Stockholders pursuant to this Section 10 are subject to the satisfaction of the following conditions:

(i) upon the consummation of the Approved Sale, each Stockholder shall receive the same proportion of the aggregate consideration from such Approved Sale that such holder would have received if such aggregate consideration had been distributed by the Company in complete liquidation pursuant to the rights and preferences set forth in the Company’s then current certificate of incorporation (giving effect to applicable liquidation preferences, if any);

(ii) if any Stockholders of a class are given an option as to the form and amount of consideration to be received, all Stockholders of such class will be given the same option;

(iii) no Stockholder shall be obligated to make any out-of-pocket expenditure prior to the consummation of the Approved Sale (excluding modest expenditures for postage, copies, etc.) and no Stockholder shall be obligated to pay any portion (or shall be entitled to be reimbursed by the Company for that portion paid) that is more than its pro rata share (based upon the amount of consideration received) of reasonable expenses incurred in connection with a consummated Approved Sale, to the extent such costs are incurred for the benefit of all Stockholders, and are not otherwise paid by the Company or the acquiring party (costs incurred by or on behalf of a Stockholder for its sole benefit will not be considered costs of the transaction hereunder), provided that a Stockholder’s liability for such expenses shall be limited to the total purchase price received by such Stockholder for its shares of capital stock;

(iv) no Stockholder shall be required to provide any representations, warranties or indemnities (other than pursuant to an escrow of a percentage of consideration receivable by such Stockholder so long as such percentage is the same for all Stockholders) in connection with the Approved Sale, other than those representations, warranties and indemnities concerning each Stockholder’s valid ownership of shares of capital stock and stock equivalents, free of all liens and encumbrances (other than those arising under applicable securities laws), and each Stockholder’s authority, power, and right to enter into and consummate such purchase or merger agreement without violating any other agreement to which such Stockholder is a party or its assets are bound; and

(v) if some or all of the consideration received in connection with the Approved Sale is other than cash, then the valuation of such assets shall be determined in accordance with the Company’s certificate of incorporation as then currently in effect. The determination of value shall be final and binding on all parties.

(c) If the Company and any of the Stockholders or their representatives enter into any negotiation or transaction for which Rule 506 under the Securities Act of 1933, as amended (or any similar rule then in effect (the “Securities Act’)), may be available with respect to such negotiation or transaction (including a merger, consolidation or other reorganization), each Stockholder who is not an accredited investor (as such term is defined in Rule 501 under the Securities Act), at the request of the Company, will appoint an Investor Representative (as such term is defined in Rule 501 under the Securities Act) reasonably acceptable to the Company.

4. Counterparts. This Amendment Agreement may be signed in one or more counterparts, each of which shall be deemed an original and all of which, taken together, shall be deemed one and the same document.

[Signature Page Follows]

IN WITNESS WHEREOF, this Omnibus Amendment No. 1 has been executed by the parties hereto as of the date first written above.

COMPANY:

NEWGISTICS, INC., a Delaware Corporation

By:	/s/ Ray Greer
President and Chief Executive Officer

[SIGNATURE PAGE TO OMNIBUS AMENDMENT NO. 1]

AUSTIN VENTURES VII, L.P.

By	AV Partners VII, L.P.
Its General Partner

By:	/s/ Kenneth P. DeAngelis
Kenneth P. DeAngelis General Partner

AV LABS I, LP.

By:	AVL Partners I, L.P.
its General Partner

By:	/s/ Rob Adams
Rob Adams
General Partner

[SIGNATURE PAGE TO OMNIBUS AMENDMENT NO.. 1]

INVESTORS AND FOUNDERS:

STARVEST PARTNERS, L.P.

By:	StarVest Associates LLC, its General Partner

By:	/s/ Laura B. Sachar
Manager Member

STARVEST MANAGEMENT INC., as nominee for

StarVest Partners, L.P. Advisory Council Co-Investment Plan

By:	/s/ Laura B. Sachar
Co-Chairman

[SIGNATURE PAGE TO OMNIBUS AMENDMENT NO. 1]

SPIEGEL-HERMES GENERAL SERVICE LLC

By:	/s/ Rich Lauer
Rich Lauer President

[SIGNATURE PAGE TO OMNIBUS AMENDMENT NO. 1 ]

USF VENTURES, INC.

By:	/s/ Christopher L. Ellis

Name:	Christopher L. Ellis

Title:	President

[SIGNATURE PAGE TO OMNIBUS AMENDMENT No. 1 ]

/s/ Philip Siegel
Philip Siegel

Deena Byers

Steven M. List

Greg A. Moerbe

Kyle Harvey

Casey Leaman

Vinita Busse

[SIGNATURE PAGE TO OMNIBUS AMENDMENT No. 1]